Exhibit 14.1

First Citizens BancShares, Inc.

Financial Officers Code of Ethics

July 23, 2007

Scope

As used in this Code, (i) the term “BancShares” refers to First Citizens BancShares, Inc.; (ii) the term "Company" refers collectively to BancShares and its subsidiaries; and (iii) the term “Financial Officers” refers collectively to BancShares’ Chief Executive Officer, BancShares’ Chief Financial Officer, and certain other senior financial officers within BancShares and/or its subsidiaries who have primary responsibility for the Company’s financial reporting and accounting functions.

For Financial Officers who are Company employees, this Code supplements the Financial Officers' obligations under BancShares' Code of Ethics. For Financial Officers who are both Company employees and Directors of BancShares, this Code supplements the Financial Officers' obligations under both BancShares' Code of Ethics and BancShares' Directors Code of Ethics.

Responsibilities of Financial Officers

Along with all other employees of the Company, Financial Officers are expected to adhere to all standards of conduct adopted by the Company from time to time. However, unlike the Company's other associates, Financial Officers have added responsibilities as a result of their primary roles in (i) maintaining the Company's financial books and records, (ii) establishing and maintaining the Company's disclosure controls and procedures, (iii) establishing and maintaining appropriate internal control over financial reporting, and (iv) preparing and reviewing the Company's financial reports and other public disclosures. The Company has an obligation to provide full, fair, accurate, timely, and understandable reporting to its shareholders, its regulators, and the investing public. In fulfilling their duties and responsibilities in general, and in addition to their other obligations, Financial Officers shall strive to ensure that:

•	The Company's financial books and records are appropriately maintained and that they accurately reflect the Company’s financial position, results of operations, and cash flows;
•	The Company establishes, maintains, and periodically evaluates appropriate disclosure controls and procedures to ensure proper internal control over financial reporting; and,
•
The Company makes full, fair, accurate, timely, and understandable disclosures in reports and documents that the Company files with the Securities and Exchange Commission ("SEC") and its banking regulators and in public communications regarding financial matters.

In carrying out these obligations, Financial Officers must:

•	Exercise honesty, integrity, and ethical behavior in gathering, compiling and reporting financial data and in discharging their duties in general;
•
Endeavor to ensure that the Company complies with all applicable governmental laws, rules, and regulations, including those relating to its accounting records, financial reports, and public disclosures;

•	Ethically resolve all actual or apparent conflicts of interest, and must act in good faith, with due care and diligence, and not allow their independent judgment to be inappropriately influenced;

•
Participate in periodic evaluations of the Company's disclosure controls and procedures to ensure proper internal control over financial reporting, and promptly report to the Audit and Compliance Committee of BancShares' Board of Directors any observed or perceived significant deficiencies or material weaknesses in the Company's internal control over financial reporting that are reasonably likely to affect adversely the Company's ability to record, process, summarize and report financial information;

•
Promptly report to the Audit and Compliance Committee any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting;

•
Review all financial reports, filings and communications within their respective areas of responsibility for compliance with both the letter and principles of applicable requirements of law and regulations and of this Code;

•
Not directly or indirectly exert any pressure on, or coerce, mislead or manipulate, the Company's independent auditors or the Board of Directors for the purpose of inappropriately influencing the Company's financial statements, disclosures, or reporting; and

•
Promptly report to the Chairman of the Audit and Compliance Committee any observed or perceived violation of this Code, any inaccurate financial reporting or public communications, or any questionable accounting or financial practices.

Financial Officers will be held accountable for compliance with this Code. Failure to follow its terms and directives may result in disciplinary action, up to and including termination. Any questions regarding this Code or its application should be addressed to the officer's supervisor or, in the alternative, to the Chairman of the Audit and Compliance Committee. Violations of this Code may also constitute violations of law, and could result in criminal and/or civil penalties against the Financial Officer and the Company.

Commitment

I acknowledge that I have received and read this Financial Officers Code of Ethics. I understand (i) my obligations under it, and (ii) that this Code supplements the Associates Code of Ethics and, if applicable to me, the Directors Code of Ethics. I agree to comply with this Code in my role as a Financial Officer of BancShares and/or its subsidiaries.

Date: ________________, 20____	___________________________________________
Print or Type: _______________________________